UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

February 10, 2006

(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3760 River Run Drive Birmingham, Alabama	35243
(Address of principal executive offices)	(Zip Code)

(205) 970-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 10, 2006, Vesta Insurance Group, Inc. (the “Company”) entered into an employment agreement with David W. Lacefield to become the Company’s new President and Chief Executive Officer (the “Agreement”). The terms of the Agreement include:

•	A term of three years with continuing one-year extensions thereafter;

•	An annual base salary of $450,000;

•	Eligibility to participate in all annual and long-term bonus or incentive plans in which other executives of the Company are eligible to participate;

•	An obligation of the Company to grant 10 year options to Mr. Lacefield to purchase 485,000 shares of common stock at an exercise price equal to the fair market value of such common stock on the date of grant ($0.67), which options will vest as to 20% of the underlying shares on each anniversary of the grant date;

•	The payment of any accrued compensation, a pro rata bonus and, for the longer of 12 months or the remainder of the term, the payment of base salary, any annual bonus amount for which Mr. Lacefield would have been eligible, and the continuation of health, death and disability benefits, if Mr. Lacefield’s employment with the Company is terminated without cause or for good reason (as such terms are defined therein), other than as a result of a change of control (as defined therein);

•	The payment of any accrued compensation, a pro rata bonus and, for the longer of 24 months or the remainder of the term, the payment of base salary, any annual bonus amount for which Mr. Lacefield would have been eligible, and the continuation of health, death and disability benefits, if Mr. Lacefield’s employment with the Company is terminated in connection with a change of control (as defined therein);

•	An agreement by Mr. Lacefield to keep confidential knowledge and information related to the Company; and

•	An agreement by Mr. Lacefield not to solicit employment of any employee of the Company other than with the Company and not to compete with the Company during the term of his employment with the Company and until such time as he is no longer receiving payments from the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached as Exhibit 10.1 to this current report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective February 10, 2006, David W. Lacefield, age 51, was appointed the President and Chief Executive Officer and elected as a member of the board of directors of the Company, expanding the number of directors from 10 to 11. Simultaneously therewith, Norman W. Gayle,

III, ceased being the Company’s President and Chief Executive Office. Mr. Gayle’s employment with Vesta has not been terminated. The Company anticipates that Mr. Lacefield will not be appointed to serve on any committee of its board of directors.

Mr. Lacefield joined Vesta in 2001 as president of TexasSelect, the company he started in 1999 as a subsidiary of FloridaSelect. He began his insurance career in 1977 as a Homeowners pricing analyst and has extensive experience in product pricing and design, loss reserving, strategic planning, financial analysis, claims and insurance operations. Mr. Lacefield is a member of the Casualty Actuarial Society and the American Academy of Actuaries. He currently serves as president of the Southwest Actuarial Forum and is vice-chairman of the board of the Southwestern Insurance Information Service.

Mr. Lacefield has no family relationships with any other director or executive officer of the Company. For a description of Mr. Lacefield’s employment terms, see Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement dated February 10, 2006 between the registrant and David W. Lacefield.*

99.1	Press release dated February 14, 2006.

*	Indicates a management contract or compensatory plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: February 14, 2006

VESTA INSURANCE GROUP, INC.

By:	/s/ DONALD W. THORNTON
Donald W. Thornton
Senior Vice President –
General Counsel and Secretary